Exhibit 99-77I

Westcore Trust

N-SAR Exhibit 77I: Policies with respect to security investments and Sub-Item 77Q1(d)

On October 21, 2016, the Board of Trustees of Westcore Trust (the “Registrant”) unanimously voted and approved the name change of Westcore Select Fund to Westcore Small-Cap Growth Fund II and the change of the Retail Class to Institutional Class. The change to Institutional Class became effective on December 27, 2016. This information is described in the supplement to the Registrant’s prospectus dated and filed with the Securities and Exchange Commission December 23, 2016 (SEC Accession No. 0001398344-16-022073), and the supplement to the Registrant’s prospectus dated and filed with the Securities and Exchange Commission January 27, 2017 (SEC Accession No. 0001398344-17-000878), and are hereby incorporated by reference as part of the response to Item 77I and Sub-Item 77Q1(d).